Exhibit 99.1

Graving Dock Earns Gold Medal Engineering Excellence Award

HOUMA, La.--(BUSINESS WIRE)--May 14, 2009--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) announced today that the graving dock currently containing the ATP Titan hull was awarded a gold medal in the Engineering Excellence Award Competition held by the Texas Council of Engineering Companies. The Texas Council honors and recognizes outstanding achievements within the engineering community based on uniqueness, originality, technical design, value to the engineering profession, complexity and how successfully the project met the needs of the client. The graving dock was designed by HDR/Shiner Moseley.

Kerry J. Chauvin, Chairman and CEO of Gulf Island Fabrication, Inc., stated, “This is the first graving dock for offshore construction in the United States. The graving dock, located at Gulf Island Fabrication, Inc.’s subsidiary Gulf Marine Fabricators, measures 600 feet long by 250 feet wide and 40 feet deep. It has a reinforced concrete slab floor and sheet pile walls. Around the perimeter, the graving dock has pile supported relieving platforms to take the surcharge load applied by cranes. When flooded, the graving dock will have a minimum of 30 feet of water over the concrete floor. When the hull construction is completed, the graving dock will be flooded and the sheet piles separating the dock from the channel will be removed allowing the ATP Titan to float out of the dock and be towed to sea avoiding the need to lift the 18,000 ton hull onto a barge and thereby reducing cost from the construction process. Gulf Island Fabrication, Inc. is proud to be part of this innovative concept and development to enhance the deepwater requirements for the oil and gas industry.”

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), SPARs, FPSOs and MinDOCs, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs or other similar cargo onshore, and offshore scaffolding and piping insulation services and steel warehousing and sales.

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CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, Chief Executive Officer, 985-872-2100
or
Robin A. Seibert, Chief Financial Officer, 985-872-2100